Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ending June 30, 2007

Amsterdam, the Netherlands – August 9, 2007: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and six months ended June 30, 2007. UPC Holding is an indirect wholly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2007.

Highlights for the three months ended June 30, 2007 as compared to the results for the same period last year, unless otherwise noted, include(1):

•                  An organic(2) increase of 110,000 RGUs(3) during Q2 2007;

•                  Revenue growth of 10% to €827 million;

•                  Operating cash flow (“OCF”)(4) growth of 22% to €347 million;

•                  Operating income increase of 130% to €67 million; and

•                  Further asset diversification with the inclusion of the Swiss (Cablecom) and Chilean (VTR) operations.

Financial Highlights

Consolidated revenue for the three and six months ended June 30, 2007 increased to €827 million and €1,649 million, respectively. These figures represent growth rates of 10% and 11% for the three and six months ended June 30, 2007, respectively, as compared to the same periods last year. The increase in revenue was driven primarily by subscriber growth as well as the impact of acquisitions, including Karneval in the Czech Republic, partially offset by foreign currency effects. Revenue growth, rebased(5) for acquisitions and foreign currency effects (“rebased”), was approximately 9% and 10% for the three and six months ended June 30, 2007, respectively, as compared to the prior year periods.

Operating cash flow for the three and six months ended June 30, 2007 versus the same period last year increased 22% to €347 million and 21% to €686 million, respectively. In addition to the impact of acquisitions and foreign currency rates, the increase in OCF during the second quarter of 2007 was driven

(1)          During the second quarter of 2007, Liberty Global’s indirect 100% ownership interest in Cablecom Holdings AG (“Cablecom”) and its indirect 80% ownership interest in VTR GlobalCom S.A. (“VTR”) were transferred into UPC Holding. The results of operations and the subscriber statistics of UPC Holding have been restated to include Cablecom and VTR for all periods presented. Furthermore, all period to period comparisons and references to our subscriber metrics are on the basis of continuing operations and exclude the impact of our discontinued operations and the impact of our operations classified as disposed.

(2)          Organic figures exclude revenue generating units (“RGUs”) at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)          Please see footnotes to the subscriber table for the definition of RGUs.

(4)          Please see page 9 for an explanation of operating cash flow and a reconciliation to operating income.

(5)          For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2007, we have adjusted our historical 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2007 results and (ii) reflect the translation of our 2006 rebased amounts at the applicable average exchange rates that were used to translate our 2007 results.  Please see page 5 for supplemental information.

by our operations in Chile, the Netherlands, as well as Hungary and Poland in Central and Eastern Europe (“CEE”). Additionally, we continue to maintain discipline on corporate costs, as the negative OCF associated with UPC Broadband Division’s(6) central and corporate operations only increased 4% and 2% for the three and six months ended June 30, 2007, respectively, as compared to the prior year periods. Rebased OCF growth was approximately 19% for the three and 20% for the six months ended June 30, 2007, as compared to the same periods last year.

Our OCF margin(7) was 41.9% for the three months and 41.6% for the six months ended June 30, 2007.  These represent an approximate 410 and 350 basis point improvement to our OCF margin from the same periods last year. The margin increase over 2006 levels was driven principally by continued operating leverage on our fixed cost base, lower selling and marketing costs as a percentage of revenue and realization of synergies from acquisitions. With respect to OCF margins, several operations demonstrated significant improvement in the second quarter of 2007 versus the prior year period, with the Netherlands improving its margin by approximately 490 basis points to 50.9% and Other Central and Eastern Europe improving its margin by 360 basis points to 50.5%, led by significant improvement in Poland.

Operating Statistics

We had 14.7 million total RGUs at June 30, 2007, including an increase of 110,000 organic RGU additions from March 31, 2007. We ended the second quarter of 2007 with a total of 10.6 million customer relationships, which is a 5% increase from June 30, 2006. Of our customer relationships, 2.8 million or approximately 27% subscribed to two or more products versus nearly 22% for the comparable period last year. As a result of our bundling, RGUs per customer relationship have increased from 1.31x at June 30, 2006 to 1.38x at June 30, 2007.

During the second quarter of 2007, the Swiss (Cablecom) and Chilean (VTR) operations were transferred to UPC Holding, adding further diversification to the credit. As noted earlier, all of our subscriber statistics have been restated to include these operations in all relevant periods. Cablecom is the leading cable network operator in Switzerland, serving 2.3 million RGUs, and VTR is the leading cable network operator in Chile, serving 1.8 million RGUs.

Our organic RGU additions during the second quarter of 2007 were driven by increasing levels of broadband Internet and telephony penetration of our customer base. Following exceptionally strong fourth quarter 2006 and first quarter 2007 organic additions, second quarter organic growth levels were impacted in large part by heightened CEE video competition and seasonality factors. Of our organic RGU additions, our Swiss and Chilean operations accounted for 76,000 RGUs or approximately 69% of our total organic additions. Excluding these operations, our total organic RGU additions in the second quarter were significantly lower, as compared to the prior year period.

In terms of organic RGU additions by product, we added 99,000 broadband Internet subscribers and 91,000 telephony subscribers during the quarter. Organic RGU additions for broadband Internet were driven primarily by growth in the CEE countries of Hungary, Poland and the Czech Republic, as well as in Chile. Organic telephony RGU additions benefited from an expanded footprint, with the Czech Republic, Chile and the Netherlands fueling growth. We finished the second quarter with telephony and broadband Internet penetrations of 15% and 24%, respectively, on homes serviceable of 11.6 million and 12.1 million, respectively.

Total organic video subscribers decreased 80,000 during the second quarter, driven primarily by continued video competition in Romania and Hungary. The overall loss was a function of decreases in our analog, MMDS and DTH subscriber base, partially offset by digital cable additions of 70,000. Romania accounted for 60% of our total CEE organic video subscriber losses during the quarter, with non-

(6)          Our UPC Broadband Division includes our operations in Europe and is managed separately from VTR.

(7)          OCF margin is calculated by dividing OCF by consolidated revenue for the applicable period.

upgraded areas of the country generally experiencing higher levels of churn. As a result, in Romania, we are accelerating our upgrade plans and offering loyalty discounts for customers that sign contracts.

Of our total digital organic additions, Switzerland and Chile accounted for approximately 66%. In Switzerland, which experienced its highest single quarter of digital additions to date, demand was driven by the digital television entry channel tier launched in April 2007 as well as the success of the Personal Video Recorder (“PVR”). In Chile, we are seeing strong demand for Video on Demand (“VOD”) since its launch in December 2006. In the Netherlands, we now have the ability to provide VOD, PVR and high definition services to a significant portion of our customer base, which we believe provide opportunities to increase ARPU(8). Additionally, in the Netherlands we are generating an incremental €6.00 in ARPU from our digital cable subscribers, an increase of 50% from Q4 2006. As we look ahead, we have plans to roll-out digital cable service in new areas including Hungary and Poland as well as expand in Romania and the Czech Republic.

About UPC Holding B.V.

UPC Holding owns businesses in Europe and Chile that provide video, broadband Internet access and telephone services through broadband networks. At June 30, 2007, UPC Holding operated in 11 countries with networks that passed approximately 15.8 million homes and served approximately 14.7 million revenue generating units, including approximately 10.0 million video subscribers, 2.9 million broadband Internet subscribers and 1.8 million telephone subscribers.

Disclaimer

This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, the timing and impact of digital products and services, our anticipated borrowing availability after completion of our second quarter bank reporting requirements, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, continued growth in services for digital television, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg’s €300 million Senior Notes due 2016 became the direct obligations of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the

(8)          ARPU refers to average monthly subscription revenue (excluding installation and mobile telephony) per RGU.

guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2007 results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements prior to the end of August 2007, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations – Europe	Corporate Communications – Europe
+41 44 277 9738	+31 20 778 9447

Selected Financial Data

The following tables provide selected, preliminary revenue and operating cash flow data for the three and six months ended June 30, 2007 and 2006 for each reportable segment of UPC Holding. All of the reportable segments set forth below provide broadband communications services, including video, voice and broadband Internet access services. Certain segments also provide competitive local exchange carrier and other business-to-business services. At June 30, 2007, our operating segments in UPC Holding provided services in 11 countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.

On December 31, 2006, we sold our operations in Belgium to Telenet Group Holdings N.V. (“Telenet”). Due to Liberty Global’s ownership in Telenet, we have not accounted for UPC Belgium as a discontinued operation. Accordingly, our operating results and cash flows, including revenue and OCF, include the impact of our operations in Belgium under “disposal” for the three and six months ended June 30, 2006. From January 1, 2007, results for Belgium are excluded from UPC Holding.

On April 16, 2007, in connection with the refinancing of a portion of UPC Broadband Holding’s Bank Facility, Cablecom and its subsidiaries became subsidiaries of UPC Broadband Holding. In conjunction with the same refinancing, Liberty Global’s indirect 80% interest in VTR was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transactions and UPC Holding’s results have consequently been restated for all periods presented.

For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the three and six months ended June 30, 2007, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2006 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three and six months ended June 30, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2007 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2006 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended June 30, 2006 include Karneval and five smaller acquisitions in Europe and for the six months include INODE (Austria), Karneval and seven smaller acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate.  As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors.  The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X.  In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s June 30, 2007 financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (“FX”), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

					Increase
	Three months ended		Increase		(decrease)	Increase
	June 30,		(decrease)		excluding FX	(decrease)
	2007	2006	€	%	%	Rebased%
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€193.3	€178.3	€15.0	8.4	8.4	—
Switzerland	157.5	154.0	3.5	2.3	7.7	—
Austria	90.7	85.9	4.8	5.6	5.6	—
Ireland	55.4	51.5	3.9	7.6	7.6	—
Total Western Europe	496.9	469.7	27.2	5.8	7.6	7.6

Hungary	69.6	60.4	9.2	15.2	7.8	—
Other Central and Eastern Europe	145.0	109.4	35.6	32.5	27.5	—
Total Central and Eastern Europe	214.6	169.8	44.8	26.4	20.5	10.5
Central and corporate operations	1.1	1.6	(0.5)	(31.3)	(31.3)	—
Total UPC Broadband Division	712.6	641.1	71.5	11.2	10.9	8.3
VTR (Chile)	114.6	112.4	2.2	2.0	9.4	9.4
Total UPC Holding before disposal	€827.2	€753.5	€73.7	9.8	10.7	8.5
Disposal (Belgium)	—	8.4	(8.4)	N.M.	N.M.	—
Total UPC Holding	€827.2	€761.9	€65.3	8.6	9.5	—

					Increase
	Six months ended		Increase		(decrease)	Increase
	June 30,		(decrease)		excluding FX	(decrease)
	2007	2006	€	%	%	Rebased%
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€385.5	€357.3	€28.2	7.9	7.9	—
Switzerland	315.6	302.7	12.9	4.3	9.0	—
Austria	182.2	159.7	22.5	14.1	14.1	—
Ireland	111.6	102.8	8.8	8.6	8.6	—
Total Western Europe	994.9	922.5	72.4	7.8	9.4	8.1

Hungary	138.3	122.7	15.6	12.7	8.7	—
Other Central and Eastern Europe	285.0	214.7	70.3	32.7	28.5	—
Total Central and Eastern Europe	423.3	337.4	85.9	25.5	21.3	11.7
Central and corporate operations	5.2	2.2	3.0	136.4	136.4	—
Total UPC Broadband Division	1,423.4	1,262.1	161.3	12.8	12.8	9.4
VTR (Chile)	225.5	222.9	2.6	1.2	10.8	10.8
Total UPC Holding before disposal	€1,648.9	€1,485.0	€163.9	11.0	12.5	9.6
Disposal (Belgium)	—	16.9	(16.9)	N.M.	N.M.	—
Total UPC Holding	€1,648.9	€1,501.9	€147.0	9.8	11.2	—

N.M. – Not meaningful

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€98.4	€82.1	€16.3	19.9	19.9	—
Switzerland	76.1	70.5	5.6	7.9	13.4	—
Austria	44.1	39.5	4.6	11.6	11.6	—
Ireland	17.8	16.1	1.7	10.6	10.6	—
Total Western Europe	236.4	208.2	28.2	13.5	15.4	15.4

Hungary	36.2	28.4	7.8	27.5	19.5	—
Other Central and Eastern Europe	73.2	51.3	21.9	42.7	37.7	—
Total Central and Eastern Europe	109.4	79.7	29.7	37.3	31.3	19.7
Central and corporate operations	(43.0)	(41.3)	(1.7)	(4.1)	(4.1)	—
Total UPC Broadband Division	302.8	246.6	56.2	22.8	22.4	18.8
VTR (Chile)	44.1	38.4	5.7	14.8	23.2	23.2
Total UPC Holding before disposal	€346.9	€285.0	€61.9	21.7	22.5	19.3
Disposal (Belgium)	—	4.4	(4.4)	N.M.	N.M.	—
Total UPC Holding	€346.9	€289.4	€57.5	19.9	22.2	—

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	€196.0	€170.3	€25.7	15.1	15.1	—
Switzerland	154.8	133.5	21.3	16.0	21.1	—
Austria	88.2	76.6	11.6	15.1	15.1	—
Ireland	35.1	31.6	3.5	11.1	11.1
Total Western Europe	474.1	412.0	62.1	15.1	16.7	16.5

Hungary	70.1	58.1	12.0	20.7	16.3	—
Other Central and Eastern Europe	140.8	102.1	38.7	37.9	33.8	—
Total Central and Eastern Europe	210.9	160.2	50.7	31.6	27.4	17.2
Central and corporate operations	(84.9)	(83.4)	(1.5)	(1.8)	(1.8)
Total UPC Broadband Division	600.1	488.8	111.3	22.8	22.8	19.2
VTR (Chile)	85.7	76.8	8.9	11.6	22.3	22.3
Total UPC Holding before disposal	€685.8	€565.6	€120.2	21.3	22.7	19.6
Disposal (Belgium)	—	9.5	(9.5)	N.M.	N.M.	—
Total UPC Holding	€685.8	€575.1	€110.7	19.2	22.4	—

N.M. — Not meaningful

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of June 30, 2007 and March 31, 2007:

	As of June 30,	As of March 31,
	2007	2007
	amounts in millions
UPC Broadband Holding Bank Facility	€4,803.5	€3,022.5
UPC Holding 7 3/4% Senior Notes due 2014	500.0	500.0
UPC Holding 8 5/8% Senior Notes due 2014	300.0	300.0
UPC Holding 8% Senior Notes due 2016 (formerly Cablecom Luxembourg 8% Senior Notes due 2016)	300.0	300.0
UPC Holding Facility	250.0	—
VTR Bank Facility(9)	350.9	355.2
Cablecom Luxembourg Bank Facility and Cablecom GmbH Revolving Facility	—	825.4
Cablecom Luxembourg 9.375% Notes	—	321.2
Other debt, including capital lease obligations	23.2	26.1

Total third-party debt	€6,527.6	€5,650.4

Cash and cash equivalents	140.9	289.7
Restricted cash(10)	361.2	333.7
Total cash and cash equivalents including restricted cash	€502.1	€623.4

As of June 30, 2007, total third-party debt, including other debt and capital lease obligations, was €6,528 million, while total cash and cash equivalents and restricted cash was €502 million. The UPC Broadband Holding Bank Facility includes borrowings under facilities M and N term loans as well as any amounts drawn from the €1.08 billion in redrawable term loan facilities I (€250 million) and L (€830 million). As of June 30, 2007 we had €10 million drawn under facility L. In addition to our cash balances at June 30, 2007, we had approximately €1.07 billion of undrawn commitments under facilities I and L as well as an undrawn €250 million delayed draw term loan under facility M. We estimate we had approximately €602 million of availability subject to completion of second quarter bank reporting requirements. The change in total third-party debt from March 31, 2007 is primarily due to the refinancing of our primary European credit facilities at UPC Broadband Holding, including the fold-in of Cablecom and our indirect 80% ownership interest in VTR into these credit facilities, the draw down of the €250 million UPC Holding Facility, as well as the continued impact of foreign currency fluctuations.

Covenant Calculations

Based on the results for June 30, 2007 and subject to the completion of second quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.57x(11). The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.54x(11).

(9)

An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet as of June 30, 2007.

(10)

Of this amount, €356 million of restricted cash relates to our VTR Bank Facility as of June 30, 2007, whereas €333 million of restricted cash relates to our Cablecom Luxembourg 9.375% Notes as of March 31, 2007.

(11)

Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the three and six months ended June 30, 2007 and 2006:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	amounts in millions
UPC Broadband Division:
The Netherlands	€40.5	€54.8	€92.0	€80.9
Switzerland	39.3	35.5	76.5	67.7
Austria	13.1	10.4	26.6	18.9
Ireland	20.4	13.3	45.7	27.2
Total Western Europe	113.3	114.0	240.8	194.7

Hungary	14.1	13.9	30.0	24.3
Other Central and Eastern Europe	39.4	31.9	74.3	49.8
Total Central and Eastern Europe	53.5	45.8	104.3	74.1
Central and corporate operations	17.2	13.3	44.8	34.1
Total UPC Broadband Division	184.0	173.1	389.9	302.9
VTR (Chile)	29.6	29.8	60.7	53.5
Total UPC Holding before disposal	€213.6	€202.9	€450.6	€356.4
Disposal (Belgium)	—	1.1	—	2.1
Total UPC Holding	€213.6	€204.0	€450.6	€358.5

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and certain other operating charges and credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of UPC Holding’s total segment operating cash flow to operating income is presented below:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	amounts in millions
Total segment operating cash flow	€346.9	€289.4	€685.8	€575.1
Stock-based compensation expense	(13.7)	(4.9)	(27.8)	(9.7)
Depreciation and amortization	(270.7)	(255.8)	(541.2)	(503.2)
Related party management credits	5.6	0.5	10.3	0.8
Impairment, restructuring and other operating charges	(1.5)	(0.2)	(4.1)	(2.0)
Operating income	€66.6	€29.0	€123.0	€61.0

Operating Data Table

Operating Data - June 30, 2007 - UPC Holding B.V. Consolidated

					Video					Internet		Telephone
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,685,600	2,599,100	2,191,600	3,212,400	1,670,400	517,700	—	—	2,188,100	2,599,100	600,900	2,498,000	423,400
Switzerland(13)	1,839,900	1,298,900	1,557,700	2,255,400	1,374,600	181,600	—	—	1,556,200	1,488,900	432,100	1,486,900	267,100
Austria	983,700	983,700	706,200	1,094,600	451,100	50,400	—	—	501,500	983,700	416,100	983,700	177,000
Ireland	857,500	350,100	591,600	655,900	260,800	216,500	—	108,900	586,200	350,100	67,000	144,300	2,700
Total Western Europe	6,366,700	5,231,800	5,047,100	7,218,300	3,756,900	966,200	—	108,900	4,832,000	5,421,800	1,516,100	5,112,900	870,200
Hungary	1,154,700	1,093,400	999,500	1,279,600	716,200	—	158,900	—	875,100	1,093,400	243,400	1,077,600	161,100
Romania	1,999,700	1,382,800	1,355,400	1,564,800	1,273,000	8,000	74,100	—	1,355,100	1,257,400	137,800	1,195,600	71,900
Poland	1,948,400	1,365,100	1,059,700	1,338,000	1,001,200	—	—	—	1,001,200	1,365,100	247,500	1,325,400	89,300
Czech Republic	1,265,500	1,012,500	751,400	959,100	511,300	44,400	127,500	—	683,200	1,012,500	216,600	1,009,600	59,300
Slovak Republic	445,200	283,500	303,800	339,800	260,900	—	22,300	16,300	299,500	265,500	37,400	166,800	2,900
Slovenia	194,500	138,400	156,200	199,300	152,100	900	—	3,200	156,200	138,400	40,600	138,400	2,500
Total Central and Eastern Europe	7,008,000	5,275,700	4,626,000	5,680,600	3,914,700	53,300	382,800	19,500	4,370,300	5,132,300	923,300	4,913,400	387,000
Total UPC Broadband Division	13,374,700	10,507,500	9,673,100	12,898,900	7,671,600	1,019,500	382,800	128,400	9,202,300	10,554,100	2,439,400	10,026,300	1,257,200
VTR (Chile)	2,395,900	1,583,400	968,800	1,801,300	696,200	130,800	—	—	827,000	1,583,400	468,000	1,554,900	506,300

Total UPC Holding B.V.	15,770,600	12,090,900	10,641,900	14,700,200	8,367,800	1,150,300	382,800	128,400	10,029,300	12,137,500	2,907,400	11,581,200	1,763,500

Footnotes to Operating Data Table:

(1)   Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes.  Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.  We do not count homes passed for DTH. With respect to MMDS, one Home Passed is equal to one MMDS subscriber.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE.

(2)   Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom’s partner networks or for INODE.

(3)   Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe.  To the extent that Revenue Generating Units include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts.  We exclude mobile customers from Customer Relationships.  See note 5.

(4)   Revenue Generating Unit (RGU) is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)   Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 741,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels

(6)   Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  Individuals who receive digital video service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to analog video service.  We exclude this group of subscribers in Cablecom’s Digital Cable Subscribers.  Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom.  As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  In the Netherlands, an estimated 5% to 10% of the Netherlands Digital Cable Subscribers at June 30, 2007 have accepted but not installed their digital converter boxes.

(7)   DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)   MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)   Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services.  With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10) Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services.  Our Internet Subscribers in Austria include residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11) Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services.  With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12) Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services.  Telephone Subscribers as of June 30, 2007 exclude an aggregate of 96,800 mobile telephone subscribers in the Netherlands.  Also, our Telephone Subscribers do not include customers that receive services via resale arrangements.  Our Telephone Subscribers in Austria include residential subscribers of INODE.

(13) Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or “partner networks.”  A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements.  Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom.  These estimates may change in future periods as more accurate information becomes available.  Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our June 30, 2007 subscriber table is based on March 31, 2007 data.  In our June 30, 2007 subscriber table, Cablecom’s partner networks account for 49,000 Customer Relationships, 82,500 RGUs, 22,200 Digital Cable Subscribers, 190,000 broadband Internet Homes Serviceable, 188,000 Telephone Homes Serviceable, 37,600 Internet Subscribers, and 22,700 Telephone Subscribers.  In addition, partner networks account for 373,800 digital video homes serviceable (as adjusted for a partner network termination that occurred during the second quarter of 2007), that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2007 subscriber table.

Additional General Notes to Tables:

In Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.